EXHIBIT 99.1
Selected Financial Data
The following table sets forth certain selected historic financial information for the periods and as of the dates presented and should be read in conjunction with our accompanying consolidated financial statements and the related notes thereto included elsewhere in this Report and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Report. All amounts are in millions, except for per share amounts.

	Successor		Predecessor
		Period from	Period from
		August 31,	October 1,
		2009	2008
		through	through
		September	August 30,
	2010(1)	30, 2009	2009	2008	2007	2006
Income Statement Data:
Net sales	$2,567.0	$219.9	$2,010.6	$2,426.6	$2,332.7	$2,228.5
Gross profit	921.4	64.4	751.8	920.1	876.7	871.2
Operating income (loss) (2)	160.5	0.1	156.8	(684.6)	(251.8)	(289.1)
(Loss) income from continuing operations	(195.5)	(71.2)	1,100.7	(905.3)	(563.0)	(431.5)
(Loss) income from discontinued operations, net of tax (3)	(2.7)	0.4	(86.8)	(26.2)	(33.7)	(2.5)
Net (loss) income (4)(5)(6)(7)(8)	(198.2)	(70.8)	1,013.9	(931.5)	(596.7)	(434.0)
Net (loss) income attributable to controlling interest (4)(5)(6)(7)(8)	(151.9)	(70.8)	1,013.9	(931.5)	(596.7)	(434.0)
Restructuring and related charges — Cost of goods sold (9)	$7.1	$0.2	$13.2	$16.5	$31.3	$21.1
Operating expenses (9)	17.0	1.6	30.9	22.8	66.7	33.6
Interest expense (10)	277.0	17.0	172.9	229.0	255.8	175.9
Reorganization items (expense) income (11)	(3.6)	(4.0)	1,142.8	—	—	—
Per Share Data:
Net (loss) income per common share:
Basic and diluted	$(1.15)	$(0.55)	$19.76	$(18.29)	$(11.72)	$(8.77)
Weighted average shares outstanding:
Basic and diluted (12)	132.4	129.6	51.3	50.9	50.9	49.5
Cash Flow and Related Data:
Net cash provided by (used in) operating activities	$51.2	$75.0	$1.6	$(10.2)	$(32.6)	$44.5
Capital expenditures (13)	40.4	2.7	8.1	18.9	23.2	55.6
Depreciation and amortization (excluding amortization of debt issuance costs) (13)	117.5	8.6	58.5	85.0	77.4	82.6
Balance Sheet Data (at period end):
Cash and cash equivalents	$256.8	$97.8	$—	$104.8	$69.9	$28.4
Working capital (14)	673.7	323.7	—	371.5	370.2	397.2
Total assets	4,016.2	3,020.7	—	2,247.5	3,211.4	3,549.3
Total long-term debt, net of current portion	1,723.1	1,530.0	—	2,474.8	2,416.9	2,234.5
Total debt	1,743.8	1,583.5	—	2,523.4	2,460.4	2,277.2
Total stockholders’ equity (deficit)	701.7	660.9	—	(1,027.2)	(103.8)	452.2

(1)	Fiscal 2010 includes the results of Russell Hobbs’ operations since June 16, 2010. Russell Hobbs contributed $238 million in net sales and recorded operating income of $1 million for the period from June 16, 2010 through September 30, 2010, which includes $13 million of acquisition and integration related charges. Fiscal 2010 also includes $26 million of acquisition and integration related charges associated with the SB/RH Merger. In addition, the results of HGI’s operations have been included since June 16, 2010, the date that common control was first established, which includes $8 million of operating expenses.

(2)	During Fiscal 2010, 2009, 2008, 2007 and 2006, pursuant to the Financial Accounting Standards Board Codification Topic 350: “Intangibles-Goodwill and Other,” Spectrum Brands conducted its annual impairment testing of goodwill and indefinite-lived intangible assets. As a result of these analyses Spectrum Brands recorded non-cash pretax impairment charges of approximately $34 million, $861 million, $362 million and $433 million in the period from October 1, 2008 through August 30, 2009, Fiscal 2008, Fiscal 2007 and Fiscal 2006, respectively. See Note 6, Goodwill and Intangibles, of Notes to Consolidated Financial Statements included elsewhere in this Report for further details on these impairment charges.

(3)	Fiscal 2007 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $45 million to reduce the carrying value of certain assets, principally consisting of goodwill and intangible assets, relating to Spectrum Brands’ Canadian Division of the growing products business in order to reflect the estimated fair value of this business. Fiscal 2008 loss from discontinued operations, net of tax, includes a non-cash pretax impairment charge of approximately $8 million to reduce the carrying value of intangible assets relating to our growing products business in order to reflect the estimated fair value of this business. See Note 9, Discontinued Operations, of Notes to Consolidated Financial Statements included elsewhere in this Report for information relating to these impairment charges.
(4)	Fiscal 2010 income tax expense of $63 million includes a non-cash charge of approximately $92 million which increased the valuation allowance against certain net deferred tax assets.

(5)	Included in the period from August 31, 2009 through September 30, 2009 is a non-cash tax charge of $58 million related to the residual U.S. and foreign taxes on approximately $166 million of actual and deemed distributions of foreign earnings. The period from October 1, 2008 through August 30, 2009 income tax expense includes a non-cash adjustment of approximately $52 million which reduced the valuation allowance against certain deferred tax assets. Included in the period from October 1, 2008 through August 30, 2009 is a non-cash charge of $104 million related to the tax effects of the fresh start adjustments. In addition, the Predecessor includes the tax effect on the gain on the cancellation of debt from the extinguishment of the senior subordinated notes as well as the modification of the senior term credit facility resulting in approximately $124 million reduction in the U.S. net deferred tax asset exclusive of indefinite lived intangibles. Due to Spectrum Brands’ full valuation allowance position as of August 30, 2009 on the U.S. net deferred tax asset exclusive of indefinite lived intangibles, the tax effect of the gain on the cancellation of debt and the modification of the senior secured credit facility is offset by a corresponding adjustment to the valuation allowance of $124 million. The tax effect of the fresh start adjustments, the gain on the cancellation of debt and the modification of the senior secured credit facility, net of corresponding adjustments to the valuation allowance, are netted against reorganization items.

(6)	Fiscal 2008 income tax benefit of $10 million includes a non-cash charge of approximately $222 million which increased the valuation allowance against certain net deferred tax assets.

(7)	Fiscal 2007 income tax expense of $56 million includes a non-cash charge of approximately $180 million which increased the valuation allowance against certain net deferred tax assets.

(8)	Fiscal 2006 income tax benefit of $29 million includes a non-cash charge of approximately $29 million which increased the valuation allowance against certain net deferred tax assets.

(9)	See Note 14, Restructuring and Related Charges, of Notes to Consolidated Financial Statements included elsewhere in this Report for further discussion.

(10)	Fiscal 2010 includes a non-cash charge of $83 million related to the write off of unamortized debt issuance costs and the write off of unamortized discounts and premiums related to the extinguishment of debt that was refinanced in conjunction with the SB/RH Merger.

(11)	Reorganization items (expense) income directly relates to Spectrum Brands’ voluntary reorganization under Chapter 11 of the Bankruptcy Code that commenced in February 2009 and concluded in August 2009. In addition to administrative costs related to the reorganization it reflects during the eleven months ended August 30, 2009, a $1,088 million gain from fresh-start reporting adjustments and a $147 million gain on cancellation of debt. See Note 2, Voluntary Reorganization Under Chapter 11, of Notes to Consolidated Financial Statements included elsewhere in this Report for further details of these reorganization items.

(12)	Each of the periods presented does not assume the exercise of common stock equivalents as the impact would be antidilutive.

(13)	Amounts reflect the results of continuing operations only.

(14)	Working capital is defined as current assets less current liabilities.

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